UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2016

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2915 Commers Drive, Suite 900 Eagan, Minnesota		55121
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 26, 2016, Skyline Medical Inc. (the “Company”) filed an amendment to its certificate of incorporation (the “Amendment”) with the Delaware Secretary of State to effect a 1-for-25 reverse split (the “Reverse Split”) of its common stock, par value $0.01 per share and to reduce the number of authorized shares of its common stock to 8,000,000 shares from 200,000,000 shares. The Reverse Split will take effect at 5:00 p.m. New York time on October 27, 2016, and the Company’s common stock will open for trading on October 28, 2016 on a post-split basis.

The filing of the Amendment followed (i) the approval by the Company’s stockholders, at the special meeting of stockholders held on September 15, 2016, of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of its common stock, at a ratio in the range of 1-for-2 to 1-for-25, such ratio to be determined by the Company’s Board of Directors, and (ii) the subsequent approval by the Company’s Board of Directors of the specific 1-for-25 ratio.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share of common stock in connection with the reverse stock split will receive one whole share of common stock by virtue of rounding up such fractional share to the next highest whole share. The Company’s post-Reverse Split common stock has a new CUSIP number: 83084T606, but the par value and other terms of the common stock were not affected by the Reverse Split. The post-Reverse Split common stock will continue to trade on The NASDAQ Capital Market under the symbol “SKLN.”

The Company’s transfer agent, Corporate Stock Transfer, Inc., is acting as exchange agent for the Reverse Split and will send instructions to stockholders of record regarding the exchange of certificates for common stock.

The foregoing description of the amendment to our certificate of incorporation is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description/Exhibit

3.1	Certificate of Amendment to Certificate of Incorporation, filed with the Delaware Secretary of State on October 26, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

skyline medical inc.

By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date:  October 27, 2016